Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-212231) of Summit Healthcare REIT, Inc. of our report dated April 15, 2024, relating to the consolidated financial statements as of and for the year ended December 31, 2023, which appears in this Annual Report on Form 10-K.

/s/ BDO USA, P.C.

Costa Mesa, California
March 26, 2025